EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SCT Announces Financial Results for the Third Quarter of
Fiscal Year 2003

Strong Product Demand and Corporate Repositioning Contribute to Record Total Revenue

MALVERN, Pa. – July 16, 2003 – SCT (Nasdaq:SCTC), the leading provider of e-education technology solutions for higher education, today announced its financial results for the third quarter of fiscal year 2003, which ended June 30, 2003. During the quarter the Company completed the first phase of a repositioning strategy, contributing to record total revenues.

Total revenue for the quarter was $68.2 million, an increase of 11 percent, compared with $61.4 million in the third quarter of fiscal 2002. License fee revenue was $12.6 million for the quarter, resulting in 16 percent growth when compared with $10.9 million for the same quarter last year.

The Company realized income from continuing operations of $4.6 million or $.14 per diluted share in the third quarter. This included a restructuring charge of $1.7 million before taxes or $.03 per diluted share, which resulted in earnings per diluted share of $.17 on a non-GAAP basis. Loss from continuing operations for the prior year was $160,000 or $.00 per diluted share, which included an asset impairment charge of $5.4 million before taxes or $.10 per diluted share.

Net income for the quarter was $1.0 million or $.03 per diluted share. These numbers compare with a net loss of $440,000 or $.01 per diluted share for the same period last year. During the quarter, the Company recorded a $3.5 million tax charge in discontinued operations. The charge was determined during preparation of the 2002 tax returns and relates to 1) additional foreign taxes on discontinued business for which the Company does not expect to claim foreign tax credits and 2) revisions to certain deductions which initially had been included in the calculation of the tax benefit on the sale of the process manufacturing and distribution systems business in fiscal 2002.

The Company’s backlog of business under contract at the end of the third quarter was $585 million compared with $426 million one year ago. The services backlog at the end of the third quarter was $157 million, as compared to $118 million in the prior year, demonstrating a strong demand for SCT service offerings.

“We are executing the appropriate strategies to maximize shareholder value, to assert our technology leadership position in the higher education market, and to deliver improved profitability and a superior rate of return on investment,” said Mike Chamberlain, SCT President and CEO. “The impact of cost reductions and strong demand for SCT solutions have moved our operating margins from less than five percent in the first half of the year to the low teens this quarter.”

In May, SCT announced the completion of its plan to transform the company from an administrative solutions provider serving several industries, to the leading provider of e-education technology solutions for higher education. Acknowledging the ongoing impact of the macroeconomic environment, SCT accelerated its efforts to make the Company more efficient and productive. Benefits of these efforts are evident in the third quarter results and are expected to continue. These efforts include:
Divestiture of all non-education businesses, substantially downsizing centralized corporate operations, and eliminating approximately $23 million of costs that were previously allocated to the diversified businesses and were not required by the remaining higher education business.
Reducing costs, primarily in services and development areas, to a level that is expected to result in a net annualized pretax savings of approximately $12 million. The impact of the following actions, which occurred in the second and third quarters, will not be fully realized until the fourth quarter:
Elimination of under-utilized service resources and reduction of services overhead contributed to a dramatic growth in services margins.
Further integration of development activities resulted in increased productivity and efficiencies across all product lines without compromising current systems or future development.

The Company has improved its profitability and significantly reduced its break-even point. During the second quarter, break-even license fees, assuming consistent maintenance and professional service fees, were $4.5 million. In the third quarter, the break-even license fees fell to less than $1.5 million and are forecast at approximately that level for the fourth quarter.

“In addition to the positive seasonal effects typical of a third quarter, the cumulative effect of these and other steps are substantive and are reflected in the current quarter’s results,” said Chamberlain. “Our costs are being contained, our margins have improved, and we believe we are in a strong position to perform. While we are confident of our position, we will continue to closely monitor the higher education climate and adjust our plans and actions where appropriate.”

A number of new software license and services contracts were signed in the third quarter, including an approximately $5.7 million contract with Pace University. Other notable contracts were signed with institutions including Tulane University, Wake Forest University, the School of the Art Institute of Chicago, and the University of Nottingham. In all, 17 licenses were signed with new SCT clients spanning a wide range of SCT solutions including SCT Banner®, SCT Luminis™, SCT Matrix™, and SCT PowerCAMPUS®. A number of licenses were also signed with existing SCT clients choosing to upgrade or expand their SCT relationships, including the University of Saskatchewan, and Delgado Community College.

SCT will hold a conference call on Wednesday, July 16, at 5:00 p.m. EDT to discuss these results. To participate, please call 212.676.5406 and use the reservation number 21155046. A recording of the call will be available for replay July 16 at 7:00 p.m. through July 23 at 7:00 p.m. To listen to the recording, please call 800.633.8284 (domestic) or 402.977.9140 (international) and use the reservation number 21155046.

About SCT
SCT is the leading global provider of e-education technology solutions for institutions of all sizes and levels of complexity. The Company supports more than 1,300 client institutions worldwide with administrative and academic solutions, portal and community solutions, content management and workflow solutions, information access and integration solutions, and professional services. SCT works collaboratively with clients and partners to provide the e-Education Infrastructure that enables institutions to create the digital campuses that fulfill their unique missions. For more information, please visit www.sct.com.

Statements made in this press release that state the Company’s or management’s intentions, beliefs, expectations, or predictions for the future, including without limitation those relating to growth projections, impact of cost reductions, demand for SCT solutions, operating margins, efforts to make the Company more efficient and productive, and the Company’s ability to maintain profitability at a lower level of license fees, are forward-looking statements and are subject to a number of risks, assumptions, and uncertainties that could cause the Company’s actual results to differ materially from those projected. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. These risks, assumptions and uncertainties include, without limitation: the ability to compete and deliver products and services cost effectively and on a timely basis; technological shifts; economic and geopolitical conditions in the U.S. and abroad; the ability of the Company to enter into and maintain business relationships, including third party alliances, that enable the Company to accomplish its integration and business development strategies; the ability to develop and market innovative products and services offerings cost-effectively and on a timely basis; market acceptance of new products and services; continued acceptance of existing products and services; competitive and pricing pressures in the higher education market; the mix of products and services the Company sells; maturing product life cycles; implementation of operating cost structures that align with revenue growth; the financial condition of our customers and alliance partners; the ability to maintain better services utilization rates and improved services margins; the continued ability to obtain or protect intellectual property rights; the ability to attract and retain highly skilled personnel; and other risks and uncertainties referenced in the Company’s filings with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. All information in this release is as of July 16, 2003. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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Contacts:
SCT Media Relations	SCT Investor Relations
Laura Kvinge	Eric Haskell
801.257.4158	610.578.5175
lkvinge@sct.com	ehaskell@sct.com

SYSTEMS & COMPUTER TECHNOLOGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED RESULTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2003	2002	2003	2002

Revenues:
Software sales and commissions	$12,643	$10,871	$31,115	$23,840
Maintenance and enhancements	23,757	20,190	72,408	61,171
Software services	22,659	21,658	64,963	57,789
Outsourcing services	8,312	8,172	24,775	24,875
Interest and other income (includes gain on bond repurchases)	782	517	3,210	3,231

Total revenues	68,153	61,408	196,471	170,906

Expenses:
Cost of software sales, commissions,
maintenance and enhancements	17,884	13,350	54,381	39,947
Cost of software services	16,492	17,598	51,996	47,435
Cost of outsourcing services	6,030	6,836	18,181	19,788
Selling, general, and administrative	17,791	16,767	55,125	45,939
Asset impairment charges	—	5,425	—	5,425
Retirement and restructuring charge	1,670	—	3,190	4,874
Interest expense	484	1,064	1,480	3,157

Total expenses	60,351	61,040	184,353	166,565

Income from continuing operations
before income taxes	7,802	368	12,118	4,341
Provision for income taxes	3,234	527	4,965	2,096

Income (loss) from continuing operations	4,568	(159)	7,153	2,245

Discontinued operations:
Loss from discontinued operations, adjusted for applicable provision (benefit) for income taxes of $629, ($616), $1,528 and ($1,845), respectively
	(629)	(265)	(2,206)	(5,293)

(Loss) gain on sale of discontinued operations, net of
income tax provision (benefit) of $2,905, ($9),
$3,770 and ($3,455), respectively	(2,905)	(15)	3,728	(7,057)

(Loss) income from discontinued operations	(3,534)	(280)	1,522	(12,350)

Net income (loss)	$1,034	($439)	$8,675	($10,105)

Income from continuing operations
per common share	$0.14	($0.00)	$0.21	$0.07

per share – assuming dilution	$0.14	($0.00)	$0.21	$0.07

(Loss) income from discontinued operations
per common share	($0.11)	($0.01)	$0.05	($0.37)

per share – assuming dilution	($0.11)	($0.01)	$0.05	($0.37)

Net income (loss)
per common share	$0.03	($0.01)	$0.26	($0.30)

per share – assuming dilution	$0.03	($0.01)	$0.26	($0.30)

Common shares and equivalents outstanding:
Average common shares	33,641	33,323	33,594	33,173
Average common shares – assuming dilution	33,654	33,323	33,631	33,639

CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)
	June 30,	Sept. 30,
	2003	2002

Cash & short-term investments	$76,511	$133,574
Receivables	85,006	74,103
Note Receivable	10,017	—
Prepaid expenses & other assets	29,025	37,483
Property & equipment	26,820	27,265
Capitalized software	2,785	4,427
Goodwill	47,355	28,784
Intangible assets	18,807	10,689
Other assets & deferred charges	26,874	18,949
Net assets of discontinued operations	—	28,869

TOTAL ASSETS	$323,200	$364,143

Current liabilities	$59,561	$67,937
Long-term debt	31,990	74,723
Other long-term liabilities	2,911	2,912
Stockholders' equity	228,738	218,571

TOTAL LIABILITIES & EQUITY	$323,200	$364,143